Exhibit 5.1

Steven M. Przesmicki

+1 858 550 6070

przes@cooley.com

April 17, 2017

Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of up to 69,000,000 shares of the Company’s common stock, par value $0.0001 (the “Shares”), including up to 9,000,000 Shares that may be sold pursuant to the exercise of an option to purchase additional shares, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-212011), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares dated April 17, 2016, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”) All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Cooley LLP    4401 Eastgate Mall    San Diego, CA    92121

t: (858) 550-6000  f: (858) 550-6420   cooley.com

Arena Pharmaceuticals, Inc.

April 17, 2017

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference in the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121

t: (858) 550-6000  f: (858) 550-6420  cooley.com